Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We, Netherland, Sewell & Associates, Inc., hereby consent to the inclusion of information in this Registration Statement on Form S-8 of LandBridge Company LLC (the “Registration Statement”), from our “Waterbridge Preliminary Economic Well Count” report, dated April 29, 2024 (the “Report”), as is incorporated by reference into the Registration Statement via the Form S-1 of LandBridge Company LLC filed on May 31, 2024, as well as in the notes to the financial statements included therein, in each case in our capacity as experts in petroleum engineering in relation to the preparation of the Report and the matters discussed therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

July 3, 2024